UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2024, Nuburu, Inc. (the “Company”) increased the size of the Board of Directors (the “Board”) from four (4) to six (6) and appointed Dario Barisoni and Shawn Taylor to serve on the Board effective immediately upon their appointment to the Board. Mr. Barisoni and Mr. Taylor will each serve for a term expiring at the 2025 annual meeting of the Company’s shareholders or until his respective successor is duly elected and qualified or until his earlier death, disability, resignation, or removal. Mr. Barisoni and Mr. Taylor will each serve on the Audit Committee of the Board. Mr. Barisoni will also serve on the Nominating and Corporate Governance Committee of the Board and Mr. Taylor will serve on the Compensation Committee of the Board.

Mr. Barisoni, 57, brings over two decades of expertise in the technology sector, with a focus on optoelectronics, electronics, and international business. His career spans senior leadership roles across Europe, the Middle East, and Asia, with a strong track record in market expansion, mergers and acquisitions, internationalization, and establishing international joint ventures and partnerships. He has served as the Co-founder and Managing Director of Bionexus, a start-up with a focus on mergers and acquisitions in the healthcare sector, since 2024; Managing Partner of 2Invest, an investment company with focus in the Energy, Technology, IT sectors and financial services, since 2023. Prior to founding Bionexus and 2Invest, from 2012 to 2023, Mr. Barisoni served as CEO Middle East and Asia to SIAE Microelectronica, a global telecom supplier specializing in digital high-tech infrastructures for utility companies and telecom operators. As regional CEO, Mr. Barisoni established and expanded several subsidiaries across Asia and the Middle East, led multi-million-dollar telecom infrastructure projects, spearheaded sales and business development for Aisa and the Middle East, and led legal, financial, operational, sales and human resources departments. Prior to this role, he has held executive positions for a range of European based, technology manufacturing companies including the German Rohde & Schwarz, Marconi plc, Pirelli Cables and Systems (now Prysmian). Mr. Barisoni has also served as a Board Member of the Italian Business Council UAE, a Dubai organization that associates all of the Italian enterprises operating or doing business in the country, since 2021; and as a Board Member of the Italian Chamber of Commerce to South East Asia since 2009Mr. Barisoni holds an Executive MBA from POLIMI Graduate School of Management, Milan, Italy and a Master of Science in Optoelectronic Engineering from Politecnico di Milano, Milan, Italy. We believe Mr. Barisoni is qualified to serve on the Board due to his extensive leadership experience, corporate transactional and growth expertise, and knowledge of the technology and manufacturing sectors.

Mr. Taylor, 62, is a seasoned fractional Chief Financial Officer with over 20 years of experience in SaaS Technology, Media, and high-value intellectual property sectors. With a track record of success in both start-up and scale-up environments, he has played pivotal roles in venture capital-funded and publicly traded companies. His expertise encompasses corporate finance, initial public offerings, equity and debt financings, strategic restructurings, and merger and acquisition transactions. He has served as Chief Financial Officer for a range of European based entities including Eight Capital Partners plc, an international financial services operating company, since December of 2023. Prior to working with Eight Capital Partners plc, Mr. Taylor served as Chief Financial Officer for the following companies: Bolt Global Media Ltd from August 2022 to December of 2023; Quickmove Ltd. from January of 2021 to February 2022; Gibbs Hybrid Ltd. from August of 2019 to December 2020; and Abal plc (formerly Imaginatik plc) from August 2005 to August 2019. Mr. Taylor’s career highlights include spearheading the initial public offering of Imaginatik on the London Stock Exchange’s AIM market, scaling businesses to significant revenue growth and negotiating high-value trade sales. Mr. Taylor has been a fellow of and is a Chartered Accountant with the Institute of Chartered Accountants in England and Wales since 1990. Mr. Taylor holds a BSc in Geography from Kings College, London University. We believe Mr. Taylor is qualified to serve on the Board due to his extensive financial expertise, knowledge of the capital markets and substantive experience growing technology companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 3, 2025	By:	/s/ Brian Knaley
Brian Knaley Chief Executive Officer